EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-158354, 333-158353, 3330-174746, 333-172782, 333-175067, and 333-196486, Forms S-8 No. 333-144636, 333-153176, 333-183166, 333-164883, 333-202689, 333-208193 and 333-208387) of Insulet Corporation and in the related Prospectus of our reports dated February 26, 2016, with respect to the consolidated financial statements and schedule of Insulet Corporation, and the effectiveness of internal control over financial reporting of Insulet Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 29, 2016